                               ESCROW AGREEMENT
                               ----------------

     This Escrow Agreement, dated as of December ___, 1998, is entered into by and among Euronet Services, Inc., a Delaware corporation (the "Buyer"), John Chamberlin ("Chamberlin"), James Hendren ("Hendren"), Donald B. Hatfield ("Hatfield"), Eugene Jones ("Jones") and David Payne ("Payne") each in his capacity as a representative of the shareholders of Arkansas Systems, Inc., an Arkansas corporation (the "Company"), identified on Schedule 1 attached hereto
                                                    ----------
and made a part hereof (collectively, the "Shareholders" and Chamberlin, Hendren, Hatfield, Jones and Payne collectively in such representative capacity, and their successors as provided herein, the "Shareholders' Representative Committee"), and Mercantile Trust Company, N.A. in its capacity as an escrow agent hereunder (in such capacity, the "Escrow Agent"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning ascribed thereto in the "Merger Agreement" (as defined below).

                             W I T N E S S E T H:

     WHEREAS, the Buyer, AE Merger Corp., an Arkansas corporation and a wholly-owned subsidiary of the Buyer ("Merger Sub"), the Company and each member of the Shareholders' Representative Committee entered into that certain Agreement of Merger dated as of November 3, 1998 (the "Merger Agreement") pursuant to which the Buyer has agreed to acquire the business of the Company through the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger;

     WHEREAS, $6,000,000 (the "Initial Escrowed Cash") of the consideration to be received by the Shareholders pursuant to the Merger Agreement is required to be deposited in escrow pursuant to the Merger Agreement to provide for (i) a possible adjustment to the Purchase Price for Damages to be paid from the Escrow Account as provided in the Merger Agreement, (ii) the payment of certain costs and expenses of the Company and the Shareholders as set forth in Section 7.4 of the Merger Agreement; and (iii) certain other post-closing payments to the Shareholders and/or the Buyer as set forth in the Merger Agreement; and

     WHEREAS, as set forth in Article XIV of the Merger Agreement, Chamberlin, Hendren, Hatfield, Jones and Payne have been authorized, appointed and directed to act as the Shareholders' Representative Committee and to make any and all decisions to be made and to take or omit any and all actions which may be made or taken by the Shareholders under the Merger Agreement and this Agreement, including, without limitation, the authority to act on behalf of the Shareholders with respect to the Escrowed Funds (defined below);

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. DEFINED TERMS.  The following capitalized terms shall have the
                -------------
meanings specified in this Section 1. Other capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

     "Aggregate Set Aside Amount" shall mean the aggregate of each Set Aside Amount subject to an outstanding unresolved Dispute.

     "Available Escrowed Funds" shall mean for the period commencing on the date of this Agreement and ending on and including June 29, 2000, the amount equal to the Escrowed Funds minus the sum of the Aggregate Set Aside Amount and the Year 2000 Reserve. After June 29, 2000, "Available Escrowed Funds" shall mean the amount equal to the Escrowed Funds minus the Aggregate Set Aside Amount.

     "Closing Balance Sheet Adjustment" shall mean the difference between (i) the Net Working Capital Payment and (ii) the Estimated Net Working Capital Payment. If such amount is positive, such adjustment shall be in favor of the Shareholders, and if such amount is negative, such adjustment shall be in favor of the Buyer.

     "Dispute" shall mean any dispute arising out of, pertaining to or in connection with the release of the Escrowed Funds.

     "Escrow Account" shall mean the trust account established pursuant to this Agreement, and identified in Section 3, to be held, invested, administered, and disbursed as provided herein.

     "Escrowed Funds" shall mean the Initial Escrowed Cash and any other funds deposited in the Escrow Account together with all investments and reinvestments thereof and all interest, profits and other earnings accumulated thereon ("Income") and proceeds therefrom, less any distributions made from time to time from the Escrow Account hereunder in accordance with the terms of this Agreement.

     "Initial Escrowed Cash" shall mean the initial $6,000,000 deposit to the Escrow Account to be made by Buyer upon the Closing of the Merger as provided herein and in the Merger Agreement.

     "Post-Closing Deposit" shall mean the remaining unpaid amount, if any, of the Purchase Price to be paid by Buyer pursuant to the Merger Agreement, determined in the manner contemplated by Section 7.5 of the Merger Agreement.

     "Set Aside Amount" shall mean the amount set aside by the Escrow Agent with respect to any Dispute. The Set Aside Amount with respect to a Dispute shall equal the lesser of (i) the portion of the Escrowed Funds sufficient to pay the Damages (less any applicable Threshold) relating to such Dispute in full [determined by mutual agreement of the Buyer and the Shareholders' Representative Committee, or in the absence of agreement by arbitration as set forth in Section 14(c) hereof] or (ii) the balance of the Escrowed Funds as of the date such set aside occurs.

     "Year 2000 Reserve" shall mean $200,000.

     SECTION 2. APPOINTMENT. The Escrow Agent agrees to act as the escrow
                -----------
agent as set forth herein, and as such escrow agent to receive, invest and dispose of all of the Escrowed Funds on deposit, from time to time, in the Escrow Account as provided herein. The Escrow Agent agrees that it shall hold all of the Escrowed Funds on deposit, from time to time, in the Escrow Account in trust pursuant to the terms and conditions of this Agreement.

     SECTION 3. ESTABLISHMENT AND MAINTENANCE OF ESCROW ACCOUNT.
                -----------------------------------------------

     (a) On the date hereof, the Buyer shall pay or cause Merger Sub to pay to the Escrow Agent, the Initial Escrowed Cash by wire transfer of immediately available funds in U.S. dollars. Upon receipt of the Initial Escrowed Cash, the Escrow Agent shall establish on its books at the office of the Escrow Agent, a trust account for the purposes contemplated hereby entitled the "ARKSYS-Euronet Escrow Account (the "Escrow Account").

     (b) Within ten (10) Business Days after the final determination of Net Working Capital in the Closing Balance Sheet, either (i) Buyer shall pay to the Escrow Agent any Closing Balance Sheet Adjustment in favor of the Shareholders, plus interest at a rate equal to the lesser of (A) eight percent (8%) per annum or (B) the average rate of return earned on the Escrowed Funds from the date of receipt of the Initial Escrowed Cash to the date of payment by Buyer of any such Closing Balance Sheet Adjustment, or (ii) the Escrow Agent shall pay to the Buyer any Closing Balance Sheet Adjustment in favor of the Buyer (plus applicable Income earned thereon as set forth in Section 9), in each case pursuant to a written instruction letter signed by the Buyer and the Shareholders' Representative Committee. Upon written notice from the Shareholders Representative Committee, the Escrow Agent shall distribute to the Shareholders an amount equal to the lesser of (A) any amount paid to the Escrow Agent by Buyer pursuant to Section 3(b)(i) above and (B) the Available Escrowed Funds on such date.

     (c) On or before December 5, 1999, the Buyer shall pay to the Escrow Agent the Post-Closing Deposit.

     SECTION 4. INVESTMENT OF ESCROW FUNDS.
                --------------------------

     (a) The Escrow Agent shall invest and reinvest from time to time the Escrowed Funds (i) in any obligation of the United States with maturities not to exceed ninety (90) days, (ii) in one or more money market investment funds approved in writing by Buyer and the Shareholders' Representative Committee, the primary investment policy of which is to invest in short-term obligations guaranteed by the United States or any agency thereof, or (iii) in any other investment agreed to in writing by the Shareholders' Representative Committee and the Buyer. To the extent the Escrow Agent invests any Escrowed Funds in the manner provided for in this Section, no party hereto shall be liable for any loss which may be incurred by reason of such investment.

     (b) The Escrow Agent shall have the power to reduce, sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrowed Funds. The Escrow Agent shall have no liability for any investment losses resulting from the investment, reinvestment, sale or liquidation of any portion of the Escrowed Funds, except in the case of the bad faith, gross negligence or willful misconduct of the Escrow Agent.

     SECTION 5. CLAIMS AGAINST ESCROW FUNDS.
                ---------------------------

     Subject to the limitations set forth in Section 12 of the Merger Agreement, at any time or times prior to the expiration of this Agreement, the Buyer may make claims against the Escrowed Funds for indemnification pursuant to and in accordance with Section 12 of the Merger Agreement (each an "Indemnification Claim"). The Buyer shall notify the Shareholders' Representative Committee and the Escrow Agent in writing of each Indemnification Claim (each an "Indemnification Claim Notice") pursuant to and in accordance with Section 12 of the Merger Agreement, including a description (based on information then available) of the amount and nature of each Indemnification Claim. If the Shareholders Representative Committee dispute an Indemnification Claim, the Shareholders' Representative Committee shall give written notice thereof (each an "Indemnification Dispute Notice") to the Buyer and to the Escrow Agent within ten (10) Business Days after date the Indemnification Claim Notice pertaining to such disputed Indemnification Claim was received by the Shareholders' Representative Committee. An Indemnification Dispute Notice must (i) describe the Indemnification Claim underlying the Dispute; (ii) identify the Indemnification Claim Notice containing a description of the disputed Indemnification Claim; and (iii) state the nature of the Dispute (based on information then available). Any disputed amount of an Indemnification Claim shall be held by the Escrow Agent in accordance with the terms of this Agreement. If an Indemnification Dispute Notice is not provided to the Buyer and the Escrow Agent within ten (10) Business Days after the date the Indemnification Claim Notice was received by the Shareholders' Representative Committee, the Indemnification Claim set forth on such Indemnification Claim Notice shall be deemed to be undisputed.

     SECTION 6. DISPUTED INDEMNIFICATION CLAIMS. If the Shareholders'
                -------------------------------
Representative Committee shall dispute an Indemnification Claim as above provided, the Escrow Agent shall set aside the appropriate Set Aside Amount on the date the Escrow Agent receives the Indemnification Dispute Notice pertaining to such disputed Indemnification Claim. Any Disputes regarding an Indemnification Claim and/or Set Aside Amount shall be settled either by (i) written agreement between the Shareholders' Representative Committee and the Buyer or (ii) by binding arbitration in accordance with Section 14(c) of this Agreement.

     SECTION 7. RELEASE OF ESCROWED FUNDS TO THE BUYER. The amount of any
                --------------------------------------
undisputed Indemnification Claim (including any such undisputed claim arising by reason of the failure to provide an Indemnification Dispute Notice as set forth in Section 5) shall be distributed promptly by the Escrow Agent to the Buyer by wire transfer of immediately available funds in U.S. Dollars, to an account designated in writing by an officer of the Buyer. If the amount of an undisputed Indemnification Claim exceeds the value of the Escrowed Funds, the Escrow Agent shall distribute the balance of the Escrowed Funds to the Buyer. Upon receipt of
(i) a written instruction letter signed by the Shareholders' Representative Committee and an officer of the Buyer indicating that Escrowed Funds should be distributed to the Buyer, or (ii) a final written determination from an arbitration panel established pursuant to Section 14(c) hereof indicating that a portion of the Escrowed Funds are payable to the Buyer in connection with a Dispute, the Escrow Agent shall release promptly to the Buyer the lesser of (i) such amount payable to the Buyer or (ii) the balance of the Escrowed Funds on the date of such release.

     SECTION 8. RELEASE OF THE ESCROWED FUNDS TO THE SHAREHOLDERS.
                -------------------------------------------------

     (a) On or before April 5, 1999, the Shareholders' Representative Committee and the Buyer shall send a joint written notice executed by an officer of the Buyer and the Shareholders' Representative Committee to the Escrow Agent (the "Interim Distribution Notice"). The Interim Distribution Notice shall indicate the amount of any Receivables collected on or prior to March 31, 1999 (the "Interim Distribution Amount"). Upon receipt of the Interim Distribution Notice, the Escrow Agent shall release and distribute to the Shareholders on or before April 9, 1999 (the "Interim Distribution Date") an amount of the Escrowed Funds equal to the lesser of (i) the Interim Distribution Amount or (ii) the Available Escrowed Funds on the Interim Distribution Date.

     (b) Section 7.5 of the Merger Agreement contains provisions relating to certain post-closing adjustments to the Purchase Price. On or before December 5, 1999, the Buyer and the Shareholders' Representative Committee shall send a written instruction letter (the "Post-Closing Instruction Letter") regarding any amounts due to the Shareholders and/or Buyer pursuant to Section 7.5 of the Merger Agreement (the "Post-Closing Settlement"). Following receipt of, and as set forth in, the Post-Closing Instruction Letter, on December 15, 1999 (the "Post-Closing Settlement Date"), the Escrow Agent (A) shall release and distribute to the Shareholders the amount by which the undisputed portion of the Post-Closing Settlement payable to the Shareholders exceeds the sum of the Aggregate Set Aside Amount and the Year 2000 Reserve on the Post-Closing Settlement Date, and (B) shall release and distribute to the Buyer any undisputed portion of the Post Closing Settlement payable to the Buyer. Any Disputes regarding the Post-Closing Settlement shall be settled either by (i) written agreement between the Shareholders Representative Committee and the Buyer or (ii) by binding arbitration in accordance with Section 14(c) of this Agreement. If, upon the resolution of any Dispute regarding the Post-Closing Settlement the Shareholders or Buyer become entitled to a portion of the Escrowed Funds, such funds payable to the Shareholders shall be promptly released and distributed to the Shareholders, and such funds payable to the Buyer shall be promptly released and distributed to the Buyer.

     (c) In accordance with Section 7.5(b) of the Merger Agreement, beginning on or before June 1, 2000, the Buyer and the Shareholders' Representative Committee shall work together to determine by June 15, 2000, the amount of the Year 2000 Reserve which is properly distributable to the Shareholders and/or the Buyer. To the extent they reach agreement, they shall deliver a joint written instruction letter to the Escrow Agent by June 15, 2000 executed by an officer of the Buyer and the Shareholders' Representative Committee. Following receipt of, and as set forth in, such written instruction letter, on or before June 30, 2000 the Escrow Agent shall release and distribute the undisputed portion of the Year 2000 Reserve to the Shareholders and/or the Buyer; provided, the Escrow Agent shall retain in escrow the amount of any Aggregate Set Aside Amounts until the Dispute relating thereto has been resolved as set forth herein.

     (d) Distributions to the Shareholders made pursuant to this Agreement shall be made in accordance with their respective ownership interests therein as set forth in the Merger Agreement. With respect to each distribution to the Shareholders hereunder, the Shareholders' Representative Committee shall deliver written instructions to the Escrow Agent (with a copy to the Buyer) setting forth the amount of such distribution payable to each Shareholder in accordance with the Merger

Agreement, and either (i) appropriate wire transfer instructions with respect to the Shareholder's account to which such payment should be sent by wire transfer, or (ii) the address to which a check payable to such Shareholder should be mailed. Neither the Escrow Agent nor the Buyer shall have any liability to any Shareholder with respect to any payment so made pursuant to such written instructions from the Shareholders' Representative Committee.

     SECTION 9.  INCOME ON ESCROWED FUNDS. It is the intent of the Buyer and the
                 ------------------------
Shareholders Representative Committee that the party receiving any distribution of Escrowed Funds hereunder shall also receive at the time of such distribution the Income earned on such funds so distributed during the period of time such funds were held in escrow hereunder. Accordingly, prior to the time of any distribution hereunder, the Buyer and the Shareholders' Representative Committee shall review the records of the Escrow Agent to determine in good faith the amount of Income on the Escrowed Funds properly allocable to the funds to be distributed, and at least one (1) Business Day prior to the day of such distribution, the Buyer and the Shareholders' Representative Committee shall deliver joint written instructions to the Escrow Agent of the amount of Income so determined to be included in such distribution. Any dispute regarding the determination of such allocable amount of Income shall be determined by arbitration in accordance with Section 14(c) hereof. As soon as practical hereafter, the Shareholders' Representative Committee shall provide to the Escrow Agent a list of the address and tax identification number for each Shareholder and Buyer shall provide to the Escrow Agent Buyer's tax identification number.

     SECTION 10. TERMINATION. This Agreement shall terminate at such time as
                 -----------
all outstanding Disputes have been resolved and the Escrow Agent has received a written notice executed by an officer of the Buyer and the Shareholders' Representative Committee to that effect and any and all amounts to be distributed to the parties hereunder have been so distributed.

     SECTION 11. LIMITATION OF ESCROW AGENT'S DUTIES AND LIABILITY.
                 -------------------------------------------------

     (a) All parties hereto acknowledge that the duties of the Escrow Agent hereunder are solely administerial in nature, and have been requested for their convenience. The Escrow Agent shall not be deemed to be the agent of any party hereto, to have any beneficial interest in any of the Escrowed Funds, or to have any knowledge of the terms of the Merger Agreement. The parties hereto agree that the Escrow Agent shall not be liable for any act or omission taken or suffered in good faith with respect to this Agreement, unless such act or omission is the result of the gross negligence or willful misconduct of the Escrow Agent.

     (b) The Escrow Agent may consult with legal counsel and shall be fully protected and incur no liability relative to any action or inaction taken in good faith in accordance with the advice of such counsel. The Escrow Agent shall have no responsibility for determining the genuiness or validity of any certificate, document, notice or other instrument or item presented to or deposited with it, and shall be fully protected in acting in accordance with any written instruction given to it by any of the parties hereto and reasonably believed by the Escrow Agent to have been signed by the proper representatives of such parties.

     (c) The Escrow Agent shall not be required to institute legal proceedings of any kind in connection with any dispute or other controversy hereunder, and the Escrow Agent shall not be required to defend any legal proceedings which may be instituted against it with respect to this Agreement unless requested to do so in writing by any of the parties hereto, and unless and until it is indemnified by the requesting party to the satisfaction of the Escrow Agent, in its sole discretion, against the cost and expense of such defense, including, without limitation, the reasonable fees and expenses of its legal counsel. If the Escrow Agent is confronted with any inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall not be required to determine the same or take any action thereon and may await settlement or resolution of the controversy by mutual written agreement between the Buyer and the Shareholders' Representative Committee or arbitration pursuant to Section 14(c) hereof. Upon the commencement of any action against or otherwise involving the Escrow Agent with respect to this Agreement, the Escrow Agent shall be entitled to interplead the parties to this Agreement and to deposit the amount in dispute with a court of competent jurisdiction in the State of Arkansas, and in such event, the Escrow Agent shall be relieved of and discharged from any and all further obligations and liabilities under this Agreement with respect to such amount so deposited with such court.

     SECTION 12.  INDEMNIFICATION OF ESCROW AGENT.  The Escrow Agent shall be
                  -------------------------------
reimbursed and indemnified for, and held harmless against, any loss, liability or out-of-pocket expense, including, but not limited to, reasonable attorneys' fees, incurred in good faith and without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with the acceptance of this Agreement, or the performance of its duties and obligations hereunder, as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement, incurred in good faith and without gross negligence or willful misconduct on the part of the Escrow Agent. All of such amounts owing to the Escrow Agent pursuant to this Section 11 shall be shared equally between the Buyer, on the one hand, and the Shareholders' Representative Committee (on behalf of and for the account of the Shareholders) on the other, unless either of them has acted in bad faith in which event the party that has been determined to have acted in bad faith shall be obligated to pay all of such amounts.

     SECTION 13.  ESCROW AGENT'S FEES.  As compensation for its services to be
                  --------------------
rendered hereunder, the Escrow Agent will receive a fee in accordance with the Schedule of Fees attached hereto and incorporated herein by reference as
Schedule 2, until termination of this Agreement. In addition, the Escrow Agent will be reimbursed for all out-of-pocket expenses, including reasonable attorneys' fees, if any, incurred by it in good faith (without gross negligence or willful misconduct on the part of the Escrow Agent), in connection with the carrying out of its duties under this Agreement upon request and presentation to and approval of the Buyer and the Shareholders' Representative Committee of receipts or other documentary evidence to reasonably support such expenses. All of such fees and expenses shall be shared equally between the Buyer, on the one hand, and the Shareholders' Representative Committee (on behalf of and for the account of the Shareholders) on the other hand. The Shareholders' share of any such fees may be paid from time to time with Available Escrowed Funds and Buyer's share of any such fees shall be paid directly by the Buyer. To the extent the Shareholders' share of any such fees exceed Available Escrowed Funds, such fees shall be paid by the Shareholders' Representative Committee (on behalf of and for the account of the Shareholders)

     SECTION 14.  MISCELLANEOUS.
                  -------------

     (a) The Escrow Agent (or any successor to it as escrow agent hereafter appointed (i) in writing by the Buyer and the Shareholders' Representative Committee or (ii) by a court of competent jurisdiction) may at any time be removed from such appointment by mutual written agreement of the Buyer and the Shareholders' Representative Committee, or may resign and be discharged from the duties imposed hereunder by giving at least thirty (30) days notice to each of the parties hereto, such resignation to take effect upon a successor escrow agent's acceptance of such appointment and the delivery of the Escrowed Funds to the successor escrow agent. If no successor escrow agent accepts such appointment, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent. In the event the Escrow Agent is removed by mutual written agreement of the Buyer and the Shareholders' Representative Committee, such Escrow Agent shall promptly deliver the Escrowed Funds to the successor escrow agent appointed by Buyer and the Shareholders' Representative Committee.

     (b) This Agreement shall be construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of Delaware without resort to its conflict of laws rules. The invalidity or uneforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and in such event this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

     (c) Any controversy, Dispute or claim arising out of or relating to this Agreement or the breach thereof, including, but not limited to, any disputes regarding the release of the Escrowed Funds, shall be settled by binding arbitration in Little Rock, Arkansas, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and the laws of the State of Delaware. The three-member arbitration panel shall be selected in accordance with Section 15.11 of the Merger Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall award reimbursement of attorneys' fees and other costs of arbitration to the prevailing party, in such manner as the arbitrators shall deem appropriate. In addition, the losing party shall reimburse the prevailing party for attorneys' fees and disbursements and court costs incurred by the prevailing party in successfully seeking any preliminary equitable relief or judicially enforcing any arbitration award.

     (d) This Agreement (and as between the Buyer and the Shareholders, the Merger Agreement) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. If any of the terms and provisions of any other agreement (excluding any amendment to this Agreement) between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects, except as between the Buyer and the Shareholders, they acknowledge and agree that it is their intent that this Agreement and the Merger Agreement shall be construed consistently together.

     (e) This Agreement shall be binding upon the parties hereto and their heirs, administrators, executors, successors and assigns, respectively; provided that no party may assign its interests hereunder without the prior written consent of the other parties, except that the interests of any deceased Shareholder in the Escrowed Funds shall succeed to the decedent's personal representative for distribution in accordance with such Shareholder's will, or in the absence thereof in accordance with applicable laws of intestate succession. The members of the Shareholders' Representative Committee shall be succeeded in such position as set forth in Section 14.1 of the Merger Agreement.

     (f)  Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) three (3) Business Days after mailing, if sent by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after mailing, if sent via overnight courier; or (iv) upon transmission, if sent by telex or facsimile (provided that a confirmation copy is sent in the manner provided in Section 14(f)(ii) or (iii) above written thirty-six (36) hours after such transmission), except that if such notice or other communication is received by telex or facsimile after 5:00 p.m. on a Business Day at the place of receipt, it shall be effective as of the following Business Day; provided, however, all notices to the Escrow Agent shall be deemed
              --------  -------
delivered upon the Escrow Agent's actual receipt thereof. All notices and other communications hereunder shall be given as follows:

     If to the Escrow Agent to it at:

     Mercantile Trust Company N.A.
     P.O. Box 15008
     Little Rock, AR 72231-5008
     Attn: Mr. Hank Hull
     Telecopy:(501) 688-7980

     If to the Buyer to it at:

     Euronet Services, Inc.
     Horvat u. 14-24
     1027 Budapest
     Hungary
     Attn:  Jeffrey B. Newman, Vice President, General Counsel
     Telecopy: 011-36-1-224-1023

     with a copy to:

     Arent Fox Kintner Plotkin & Kahn, PLLC
     1050 Connecticut Avenue, N.W.
     Washington, D.C.  20036-5339
     Attn:  Arnold Westerman
     Telecopier:  (202) 857-6395

     If to the Shareholders Representative Committee to:

     John Chamberlin
     1518 Ellen Cane
     Little Rock, Arkansas  72212
     Telecopier:  (501) 224-3062

     James Hendren
     #12 Perdido Circle
     Little Rock, Arkansas  72211
     Telecopier:

     Donald B. Hatfield
     148 Valley Club Circle
     Little Rock, Arkansas  72212
     Telecopier:  (501) 223-0348

     Eugene Jones
     2823 Painted Valley Drive
     Little Rock, Arkansas  72212
     Telecopier: (501) 225-3721

     David Payne
     12425 Timber Bend Drive
     Little Rock, Arkansas  72212
     Telecopier:  (501) 218-7302

     with a copy to:

     Friday, Eldredge & Clark
     400 W. Capital Avenue, Suite 2000
     Little Rock, Arkansas  72201
     Attn:  Walter M. Ebel, III
     Telecopier:  (501) 376-2147

(or to such other addresses and telephone numbers as a party may designate as to itself by notice to the other parties). Notices hereunder from the Shareholders' Representative Committee shall be effective if signed by John Chamberlin (or his successor) and two or more members of such committee or by James Hendren (or his successor) and two or more members of such committee, or by any other member of the committee or representative or agent thereof authorized in writing by the Shareholders' Representative Committee.

     (g) In performing their respective obligations under this Agreement, the Buyer and the Shareholders' Representative Committee agree to act in good faith.

     (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date first written above.

                                 SHAREHOLDERS'
                                 REPRESENTATIVE COMMITTEE:

                                 __________________________________________
                                 John Chamberlin

                                 __________________________________________
                                 James Hendren

                                 __________________________________________
                                 Donald B. Hatfield

                                 __________________________________________
                                 Eugene Jones

                                 __________________________________________
                                 David Payne

                                 ESCROW AGENT:

                                 MERCANTILE TRUST COMPANY, N.A.

                                 By:____________________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

                                 BUYER:

                                 EURONET SERVICES INC.

                                 By:____________________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

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

                                  Schedule 1
                                      to
                               Escrow Agreement
                        Dated as of December ___, 1998

                             List of Shareholders
                             --------------------




                                [See attached]

                                       12